Exhibit 99.1

STORE Capital Announces First Quarter 2021 Operating Results

Affirms 2021 Guidance

SCOTTSDALE, Ariz., May 6, 2021 – STORE Capital Corporation (NYSE: STOR, “STORE Capital” or the “Company”), an internally managed net-lease real estate investment trust (REIT) that invests in Single Tenant Operational Real Estate, today announced operating results for the first quarter ended March 31, 2021.

Highlights

For the quarter ended March 31, 2021:

◾	Total revenues of $182.3 million
◾	Net income of $55.0 million, or $0.21 per basic and diluted share, including an aggregate net gain of $15.7 million on dispositions of real estate
◾	AFFO of $125.2 million, or $0.47 per basic and diluted share
◾	Declared a regular quarterly cash dividend per common share of $0.36
◾	Invested $270.8 million in 66 properties at a weighted average initial cap rate of 7.8%
◾	Raised $114.1 million in net proceeds from the sale of approximately 3.5 million common shares under the Company’s at-the-market equity program

Management Commentary

“2021 is off to a very good start. Our solid first quarter results were driven by our robust pipeline of attractive investment opportunities, our diverse and granular portfolio and improving business conditions,” said Mary Fedewa, STORE Capital’s President and Chief Executive Officer. “We are seeing an accelerated pace of activity and confidence among our customers and prospects. Our portfolio remains strong with portfolio occupancy of 99.6% and coverage ratios at pre-pandemic levels. We are well positioned to fund our strong pipeline of acquisitions with historically low leverage, ample liquidity and access to a variety of attractive debt and equity financing options. All of this positions us well for continued growth for the balance of 2021 and, as a result, we are reaffirming our full year 2021 guidance.”

Financial Results

COVID-19 Update

Since early 2020, the world has been, and continues to be, impacted by the pandemic. COVID-19 and measures to prevent its spread affected the Company by impacting its tenants’ businesses and their ability to pay rent. As restrictions have been lifted, the Company’s tenants have increased their business activity and their ability to make rent payments. Essentially all the Company’s properties are open for business and the Company’s collections of monthly rent and interest rose to 93% for the first quarter of 2021; collections increased to 95% in April 2021. The Company continues to closely monitor unpredictable factors that could impact its business going forward, including governmental, business and individual actions in response to the pandemic, including the vaccination process, and the overall level of recovery of broad economic activity.

STORE Capital Corporation

Total Revenues

Total revenues were $182.3 million for the first quarter of 2021, an increase of 2.5% from $177.9 million for the first quarter of 2020. The increase was driven primarily by the growth in the size of STORE Capital’s real estate investment portfolio, which grew from $9.1 billion in gross investment amount representing 2,552 property locations and 491 customers at March 31, 2020 to $9.7 billion in gross investment amount representing 2,656 property locations and 522 customers at March 31, 2021. Slightly offsetting the revenue increases generated by the growth in the Company’s portfolio was the previously-noted impact of the COVID-19 pandemic, which is diminishing.

Net Income

Net income was $55.0 million, or $0.21 per basic and diluted share, for the first quarter of 2021, as compared to $62.7 million, or $0.26 per basic and diluted share, for the first quarter of 2020. The decrease in net income primarily reflects the impact of the timing of expense recognition for long-term stock-based compensation expense. Net income for the first quarter of 2021 included an aggregate net gain on dispositions of real estate of $15.7 million, as compared to an aggregate net gain on dispositions of real estate of $2.7 million for the same period in 2020.

Net income includes such items as gain or loss on dispositions of real estate and provisions for impairment, which can vary from quarter to quarter and impact net income and period-to-period comparisons.

Adjusted Funds from Operations (AFFO)

AFFO for the first quarter of 2021 increased 4.3% to $125.2 million, or $0.47 per basic and diluted share, compared to AFFO of $120.1 million, or $0.49 per basic and diluted share, for the first quarter of 2020. The year-over-year increase in AFFO was largely driven by net additional rental revenues and interest income primarily generated by growth in the Company’s real estate investment portfolio.

Dividend Information

As previously announced, STORE Capital declared a regular quarterly cash dividend per common share of $0.36 for the first quarter ended March 31, 2021. This dividend, totaling $97.2 million, was paid on April 15, 2021 to stockholders of record on March 31, 2021.

Real Estate Portfolio Highlights

Investment Activity

The Company originated $270.8 million of gross investments representing 66 property locations during the first quarter of 2021. These origination and other activities resulted in the creation of 11 new customer relationships. The investments had a weighted average initial cap rate of 7.8%. The Company defines “initial cap rate” for property acquisitions as the initial annual cash rent divided by the purchase price of the property. STORE’s leases customarily have lease escalations, most of which are tied to the consumer price index and subject to a cap. For acquisitions made during the first quarter of 2021, the weighted average stated lease escalation cap was 1.9%.

STORE Capital Corporation

Disposition Activity

During the quarter ended March 31, 2021, the Company sold 44 properties and recognized an aggregate net gain of $15.7 million on the disposition of these properties. Net proceeds from the disposition of real estate during the quarter aggregated $137.5 million as compared to an aggregate original investment amount of $141.2 million.

Portfolio

At March 31, 2021, STORE Capital’s real estate portfolio totaled $9.7 billion. Approximately 93% of the portfolio represents commercial real estate properties subject to long-term leases, 7% represents mortgage loans and financing receivables on commercial real estate properties and a nominal amount represents loans receivable secured by the tenants’ other assets. The weighted average non-cancelable remaining term of the leases at March 31, 2021 was approximately 14 years with leases representing approximately 3.8% of the portfolio scheduled to expire in the next five years.

The Company’s portfolio of real estate investments is highly diversified across customers, brand names or business concepts, industries and geography. The following table presents a summary of the portfolio.

Portfolio At A Glance - As of March 31, 2021
Investment property locations	2,656
States	49
Customers	522
Industries in which customers operate	117
Investment portfolio subject to Master Leases*(1)	94%
Average investment amount/replacement cost (new)(2)	80%
Locations subject to unit-level financial reporting	99%
Proportion of portfolio from direct origination	~80%
Contracts on STORE's form*(3)	96%
Weighted average annual lease escalation(4)	1.9%
Weighted average remaining lease contract term	~14 years
Occupancy(5)	99.6%
Properties not operating but subject to a lease(6)	2.0%
Investment locations subject to a ground lease(7)	0.9%
Median unit fixed charge coverage ratio (FCCR)/4‑Wall coverage ratio(8)	2.2x/2.7x
Contracts rated investment grade(9)	~72%

*	Based on base rent and interest.
(1)	Percentage of investment portfolio in multiple properties with a single customer subject to master leases. Approximately 87% of the investment portfolio involves multiple properties with a single customer, whether or not subject to a master lease.
(2)	Represents the ratio of purchase price to replacement cost (new) at acquisition.
(3)	Represents the percentage of lease contracts that were created by STORE or contain preferred contract terms such as unit-level financial reporting, triple-net lease provisions and, when applicable, master lease provisions.
(4)	Represents the weighted average annual escalation rate of the entire portfolio as if all escalations occurred annually. For escalations based on a formula including CPI, assumes the stated fixed percentage in the contract or assumes 1.5% if no fixed percentage is in the contract. For contracts with no escalations remaining in the current lease term, assumes the escalation in the extension term. Calculation excludes contracts representing less than 0.1% of base rent and interest where there are no further escalations remaining in the current lease term and there are no extension options.
(5)	The Company defines occupancy as a property being subject to a lease or loan contract. As of March 31, 2021, 11 of the Company’s properties were vacant and not subject to a contract.
(6)	Represents the percentage (based on the number of locations) of the Company’s investment locations that have been closed by the tenant but remain subject to a lease.
(7)	Represents the percentage (based on the number of locations) of the Company’s investment locations that are subject to a ground lease.

STORE Capital Corporation

(8)	STORE Capital calculates a unit’s FCCR generally as the ratio of (i) the unit’s EBITDAR, less a standardized corporate overhead expense based on estimated industry standards, to (ii) the unit’s total fixed charges, which are its lease expense, interest expense and scheduled principal payments on indebtedness (if applicable). The 4-Wall coverage ratio refers to a unit’s FCCR before taking into account standardized corporate overhead expense. The weighted average unit FCCR and 4-Wall coverage ratios were 3.0x and 4.0x, respectively.
(9)	Represents the percentage of the Company’s contracts that have a STORE Score that is investment grade; amount disclosed represents the average since the inception of the Company. The Company measures the credit quality of its portfolio on a contract-by-contract basis using the STORE Score, which is a proprietary risk measure reflective of both the credit risk of the Company’s tenants and the profitability of the operations at the properties. As of March 31, 2021, STORE Capital’s tenants had a median tenant credit profile of approximately ‘Ba3’ as measured by Moody’s Analytics RiskCalc rating scale. Considering the profitability of the operations at each of its properties and STORE’s assessment of the likelihood that each of the tenants will choose to continue to operate at the properties in the event of their insolvency, the credit quality of its contracts, or STORE Score, is enhanced to a median of ‘Baa3’.

Capital Transactions

The Company established a $900 million “at the market” equity distribution program, or ATM Program, in November 2020 and terminated its previous program. During the first quarter of 2021, the Company sold an aggregate of approximately 3.5 million common shares at a weighted average share price of $33.32 and raised approximately $114.1 million in net proceeds after the payment of sales agents’ commissions and offering expenses.

2021 Guidance

Affirming its 2021 guidance issued in February 2021, the Company currently expects 2021 AFFO per share to be within a range of $1.90 to $1.96, based on 2021 projected real estate acquisition volume, net of projected property sales, of $1.0 billion to $1.2 billion. This AFFO per share guidance equates to anticipated net income, excluding gains or losses on sales of property, of $0.80 to $0.85 per share, plus $0.97 to $0.98 per share of expected real estate depreciation and amortization, plus approximately $0.13 per share related to noncash items. The AFFO per share guidance is based on a weighted average initial cap rate on new acquisitions of 7.7% and target leverage in the range of 5½ to 6 times run-rate net debt to EBITDA. AFFO per share is sensitive to the timing and amount of real estate acquisitions, property dispositions and capital markets activities during the year, as well as to the spread achieved between the lease rates on new acquisitions and the interest rates on borrowings used to finance those acquisitions.

Conference Call and Webcast

A conference call and audio webcast with analysts and investors will be held later today at 12:00 p.m. Eastern Time / 9:00 a.m. Scottsdale, Arizona Time, to discuss first quarter ended March 31, 2021 operating results and answer questions.

●	Live conference call: 855-656-0920 (domestic) or 412-542-4168 (international)
●	Conference call replay available through May 20, 2021: 877-344-7529 (domestic) or 412-317-0088 (international)
●	Replay access code: 10154191
●	Live and archived webcast: https://ir.storecapital.com/news-results/webcasts/default.aspx

STORE Capital Corporation

About STORE Capital

STORE Capital Corporation is an internally managed net-lease real estate investment trust, or REIT, that is the leader in the acquisition, investment and management of Single Tenant Operational Real Estate, which is its target market and the inspiration for its name. STORE Capital is one of the largest and fastest growing net-lease REITs and owns a large, well-diversified portfolio that consists of investments in more than 2,600 property locations across the United States, substantially all of which are profit centers. Additional information about STORE Capital can be found on its website at www.storecapital.com.

Forward-Looking Statements

Certain statements contained in this press release that are not historical facts contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, that are subject to the “safe harbor” created by those sections. Forward-looking statements can be identified by the use of words such as “estimate,” “anticipate,” “expect,” “believe,” “intend,” “may,” “will,” “should,” “seek,” “approximate” or “plan,” or the negative of these words and phrases or similar words or phrases. Forward-looking statements, by their nature, involve estimates, projections, goals, forecasts and assumptions and are subject to risks and uncertainties that could cause actual results or outcomes to differ materially from those expressed in the forward-looking statements. For more information on risk factors for STORE Capital’s business, please refer to the periodic reports the Company files with the Securities and Exchange Commission from time to time. Many of the risks identified in the periodic reports have been and will continue to be heightened as a result of the ongoing and numerous adverse effects arising from the COVID-19 pandemic. These forward-looking statements herein speak only as of the date of this press release and should not be relied upon as predictions of future events. STORE Capital expressly disclaims any obligation or undertaking to update or revise any forward-looking statements contained herein, to reflect any change in STORE Capital’s expectations with regard thereto, or any other change in events, conditions or circumstances on which any such statement is based, except as required by law.

Non-GAAP Financial Measures

FFO and AFFO

STORE Capital’s reported results are presented in accordance with U.S. generally accepted accounting principles, or GAAP. The Company also discloses Funds from Operations, or FFO, and Adjusted Funds from Operations, or AFFO, both of which are non-GAAP measures. Management believes these two non-GAAP financial measures are useful to investors because they are widely accepted industry measures used by analysts and investors to compare the operating performance of REITs. FFO and AFFO do not represent cash generated from operating activities and are not necessarily indicative of cash available to fund cash requirements; accordingly, they should not be considered alternatives to net income as a performance measure or to cash flows from operations as reported on a statement of cash flows as a liquidity measure and should be considered in addition to, and not in lieu of, GAAP financial measures.

The Company computes FFO in accordance with the definition adopted by the Board of Governors of the National Association of Real Estate Investment Trusts, or NAREIT. NAREIT defines FFO as GAAP net income, excluding gains (or losses) from extraordinary items and sales of depreciable property, real estate impairment losses, and depreciation and amortization expense from real estate assets, including the pro rata share of such adjustments of unconsolidated subsidiaries.

STORE Capital Corporation

To derive AFFO, the Company modifies the NAREIT computation of FFO to include other adjustments to GAAP net income related to certain revenues and expenses that have no impact on the Company’s long-term operating performance, such as straight-line rents, amortization of deferred financing costs and stock-based compensation. In addition, in deriving AFFO, the Company excludes certain other costs not related to its ongoing operations, such as the amortization of lease-related intangibles.

FFO is used by management, investors and analysts to facilitate meaningful comparisons of operating performance between periods and among the Company’s peers primarily because it excludes the effect of real estate depreciation and amortization and net gains (or losses) on sales, which are based on historical costs and implicitly assume that the value of real estate diminishes predictably over time, rather than fluctuating based on existing market conditions. Management believes that AFFO provides more useful information to investors and analysts because it modifies FFO to exclude certain additional revenues and expenses such as straight-line rents, including construction period rent deferrals, and the amortization of deferred financing costs, stock-based compensation and lease-related intangibles as such items have no impact on long-term operating performance. As a result, the Company believes AFFO to be a more meaningful measurement of ongoing performance that allows for greater performance comparability. Therefore, the Company discloses both FFO and AFFO and reconciles them to the most appropriate GAAP performance metric, which is net income. STORE Capital’s FFO and AFFO may not be comparable to similarly titled measures employed by other companies.

Contacts:

Financial Profiles, Inc.

STORECapital@finprofiles.com

Investors or Media:

Moira Conlon, 310-622-8220

Lisa Mueller, 310-622-8231

STORE Capital Corporation

STORE Capital Corporation

Condensed Consolidated Statements of Income

(In thousands, except share and per share data)

	Three months ended
	March 31,
	2021	2020

	(unaudited)
Revenues:
Rental revenues	$169,328	$163,350
Interest income on loans and financing receivables	12,563	11,482
Other income	370	3,065
Total revenues	182,261	177,897

Expenses:
Interest	41,828	41,694
Property costs	4,663	6,004
General and administrative	25,006	7,879
Depreciation and amortization	63,567	59,338
Provisions for impairment	7,350	2,900
Total expenses	142,414	117,815
Other income:
Net gain on dispositions of real estate	15,670	2,746
Loss from non-real estate, equity method investment	(363)	—
Income before income taxes	55,154	62,828
Income tax expense	194	168
Net income	$54,960	$62,660

Net income per share of common stock - basic and diluted:	$0.21	$0.26

Weighted average common shares outstanding:
Basic	266,366,698	243,355,486
Diluted	266,366,698	243,355,486

Dividends declared per common share	$0.36	$0.35

STORE Capital Corporation

STORE Capital Corporation

Condensed Consolidated Balance Sheets

(In thousands, except share and per share data)

	March 31, 2021	December 31, 2020
	(unaudited)	(audited)
Assets
Investments:
Real estate investments:
Land and improvements	$2,825,125	$2,807,153
Buildings and improvements	6,171,711	6,059,513
Intangible lease assets	61,634	61,634
Total real estate investments	9,058,470	8,928,300
Less accumulated depreciation and amortization	(992,258)	(939,591)
	8,066,212	7,988,709
Real estate investments held for sale, net	—	22,304
Operating ground lease assets	34,341	34,683
Loans and financing receivables, net	671,565	650,321
Net investments	8,772,118	8,696,017
Cash and cash equivalents	145,565	166,381
Other assets, net	136,824	141,942
Total assets	$9,054,507	$9,004,340

Liabilities and stockholders’ equity
Liabilities:
Credit facility	$—	$—
Unsecured notes and term loans payable, net	1,510,172	1,509,612
Non-recourse debt obligations of consolidated special purpose entities, net	2,192,172	2,212,634
Dividends payable	97,203	95,801
Operating lease liabilities	39,039	39,317
Accrued expenses, deferred revenue and other liabilities	124,516	131,198
Total liabilities	3,963,102	3,988,562

Stockholders’ equity:
Common stock, $0.01 par value per share, 375,000,000 shares authorized, 270,008,071 and 266,112,676 shares issued and outstanding, respectively	2,700	2,661
Capital in excess of par value	5,597,279	5,475,889
Distributions in excess of retained earnings	(506,141)	(459,977)
Accumulated other comprehensive loss	(2,433)	(2,795)
Total stockholders’ equity	5,091,405	5,015,778
Total liabilities and stockholders’ equity	$9,054,507	$9,004,340

STORE Capital Corporation

STORE Capital Corporation

Reconciliations of Non-GAAP Financial Measures

(In thousands, except per share data)

Funds from Operations and Adjusted Funds from Operations

	Three months ended
	March 31,
	2021	2020

	(unaudited)

Net income	$54,960	$62,660
Depreciation and amortization of real estate assets	63,507	59,255
Provision for impairment of real estate	5,350	2,900
Net gain on dispositions of real estate	(15,670)	(2,746)
Funds from Operations (1)	108,147	122,069

Adjustments:
Straight-line rental revenue:
Fixed rent escalations accrued	(1,511)	(1,265)
Construction period rent deferrals	628	526
Amortization of:
Equity-based compensation	12,905	(3,572)
Deferred financing costs and other	2,100	2,142
Lease-related intangibles and costs	827	675
Provision for loan losses	2,000	—
Lease termination fees	—	(237)
Capitalized interest	(214)	(229)
Loss from non-real estate, equity method investment	363	—
Adjusted Funds from Operations (1)	$125,245	$120,109

Dividends declared to common stockholders	$97,203	$85,455

Net income per share of common stock: (2)
Basic and Diluted	$0.21	$0.26
FFO per share of common stock: (2)
Basic and Diluted	$0.41	$0.50
AFFO per share of common stock: (2)
Basic and Diluted	$0.47	$0.49

(1)	FFO and AFFO for the three months ended March 31, 2021, include approximately $2.0 million of net revenue that is subject to the short-term deferral arrangements entered into in response to the COVID-19 pandemic; the Company accounts for these deferral arrangements as rental revenue and a corresponding increase in receivables. For the three months ended March 31, 2021, FFO and AFFO exclude $5.9 million collected under these short-term deferral arrangements.
(2)	Under the two-class method, earnings attributable to unvested restricted stock are deducted from earnings in the computation of per share amounts where applicable.

STORE Capital Corporation

STORE Capital Corporation

Investment Portfolio

March 31, 2021

Real Estate Portfolio Information

As of March 31, 2021, STORE Capital’s total investment in real estate and loans approximated $9.7 billion, representing investments in 2,656 property locations, substantially all of which are profit centers for its customers. The Company’s real estate portfolio is highly diversified. The following tables summarize the diversification of the real estate portfolio based on the percentage of base rent and interest, annualized based on rates in effect on March 31, 2021, for all leases, loans and financing receivables in place as of that date.

Diversification by Customer

STORE Capital has a diverse customer base. At March 31, 2021, the Company’s property locations were operated by 522 customers. The largest single customer represented 3.0% of base rent and interest and the top ten customers totaled 17.9% of base rent and interest. STORE Capital’s customers operate their businesses under a wide range of brand names or business concepts. Of the approximately 775 concepts represented in the Company’s investment portfolio as of March 31, 2021, the largest single concept represented 2.4% of base rent and interest; more than 80% of base rent and interest consists of concepts each representing less than 1% of base rent and interest.

The following table identifies STORE Capital’s ten largest customers as of March 31, 2021:

	% of
	Base Rent and	Number of
Customer	Interest	Properties
Spring Education Group Inc. (Stratford School/Nobel Learning Communities)	3.0%	27
Fleet Farm Group LLC	2.4	9
Great Outdoors Group, LLC (Cabela's)	1.8	10
Cadence Education, Inc. (Early childhood/elementary education)	1.8	49
Dufresne Spencer Group Holdings, LLC (Ashley Furniture HomeStore)	1.7	25
US LBM Holdings, LLC (Building materials distribution)	1.6	57
CWGS Group, LLC (Camping World/Gander Outdoors)	1.6	20
American Multi-Cinema, Inc. (AMC/Carmike/Starplex)	1.4	14
Zips Holdings, LLC	1.3	42
Loves Furniture, Inc.	1.3	16
All other (512 customers)	82.1	2,387
Total	100.0%	2,656

STORE Capital Corporation

STORE Capital Corporation

Investment Portfolio

March 31, 2021

Diversification by Industry

The business concepts of STORE Capital’s customers are diversified across more than 100 industries within the service, retail and manufacturing sectors of the U.S. economy. The following table summarizes these industries, by sector, into 78 industry groups as of March 31, 2021:

			Building
	% of		Square
	Base Rent and	Number of	Footage
Customer Industry Group	Interest	Properties	(in thousands)
Service:
Restaurants – full service	7.6%	358	2,474
Restaurants – limited service	4.6	373	1,003
Early childhood education	6.0	249	2,655
Health clubs	5.0	88	3,068
Automotive repair and maintenance	4.8	187	1,009
Movie theaters	3.7	37	1,881
Pet care	3.6	183	1,717
Behavioral Health	3.2	73	1,308
Lumber and construction materials wholesalers	3.1	124	5,638
Family entertainment	3.0	37	1,529
Medical and dental	2.9	123	1,267
Elementary and secondary schools	2.8	15	799
Equipment sales and leasing	2.0	51	1,301
Wholesale automobile auction	1.2	8	428
Logistics	1.2	23	1,876
Metal and mineral merchant wholesalers	1.0	26	2,152
All other service (21 industry groups)	8.3	194	11,848
Total service	64.0	2,149	41,953
Retail:
Furniture	4.3	66	3,847
Farm and ranch supply	4.1	42	4,220
Recreational vehicle dealers	2.1	29	1,216
Hunting and fishing	1.7	9	758
Used car dealers	1.7	27	296
Home furnishings	1.2	11	1,262
New car dealers	0.7	9	273
All other retail (11 industry groups)	1.7	44	1,792
Total retail	17.5	237	13,664
Manufacturing:
Metal fabrication	5.0	93	11,076
Food processing	2.4	21	2,754
Plastic and rubber products	1.8	20	3,186
Automotive parts and accessories	1.5	20	3,537
Furniture manufacturing	1.3	12	2,980
Aerospace product and parts	1.1	23	1,736
Electronics equipment	1.0	11	1,006
All other manufacturing (16 industry groups)	4.4	70	7,684
Total manufacturing	18.5	270	33,959
Total	100.0%	2,656	89,576

STORE Capital Corporation

STORE Capital Corporation

Investment Portfolio

March 31, 2021

Diversification by Geography

STORE Capital’s portfolio is also highly diversified by geography, as the Company’s property locations can be found in every state except Hawaii. The following table details the top ten geographical locations of the properties as of March 31, 2021:

	% of
	Base Rent and	Number of
State	Interest	Properties
Texas	10.3%	272
Illinois	6.5	171
California	6.2	77
Florida	5.5	162
Ohio	5.0	140
Georgia	4.9	147
Wisconsin	4.8	66
Arizona	4.5	88
Michigan	3.7	90
Tennessee	3.7	115
All other (39 states) (1)	44.9	1,328
Total	100.0%	2,656

(1)	Includes one property in Ontario, Canada which represents less than 0.1% of base rent and interest.

Contracts and Expirations

The Company focuses on long-term, triple-net leases with built-in lease escalators and uses master leases, where appropriate. As of March 31, 2021, 99% of the Company’s investment portfolio was subject to triple-net leases. Where the Company owns multiple properties leased to a single customer, 94% of this portion of the investment portfolio was subject to master leases. Leases and loans representing approximately 3.8% of base rent and interest will expire in the next five years (before 2026). The following table sets forth the schedule of lease, loan and financing receivable expirations as of March 31, 2021:

	% of
	Base Rent and	Number of
Year of Lease Expiration or Loan Maturity (1)	Interest	Properties (2)
2021	0.5%	16
2022	0.3	9
2023	1.2	11
2024	0.6	18
2025	1.2	26
2026	1.4	50
2027	1.8	53
2028	3.3	66
2029	5.9	169
2030	3.8	151
Thereafter	80.0	2,076
Total	100.0%	2,645

(1)	Expiration year of contracts in place as of March 31, 2021, excluding any tenant renewal option periods.
(2)	Excludes 11 properties that were vacant and not subject to a lease as of March 31, 2021.